WRITTEN CONSENT

OF

THE SHAREHOLDERS

OF

GOCHIP INC.

The undersigned shareholders of GoChip Inc., a California corporation (the “Company”), pursuant to Section 603 of the California Corporations Code, do, by this writing, consent to the following actions and adopt the following, resolutions without a meeting in respect of all of shares of capital stock of the Company owned by each such shareholder:

Approval of Amended and Restated Articles of Incorporation

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its shareholders to amend and restate the Articles of Incorporation of the Company, as amended, pursuant to the Amended and Restated Articles of Incorporation in substantially the form attached hereto as Exhibit A (the “Amended Articles”), in order to, among other things, (i) increase the number of authorized shares of the Company’s Common Stock (the “Common Stock”) to forty-five million (45,000,000) shares and (ii) designate thirty-five million (35,000,000) shares of Common Stock as “Class A Common Stock” and ten million (10,000,000) shares of Common Stock as “Class B Common Stock,” each with voting rights as set forth in the Amended Articles.

NOW, THEREFORE, BE IT RESOLVED, that the Amended Articles be, and hereby are, authorized and approved, together with such changes thereto as may be approved by the officers of the Company, the execution thereof by such officers to be conclusive evidence of approval of any such changes.

RESOLVED FURTHER, that the officers of the Company be. and each of them hereby is, authorized and empowered, for and on behalf of the Company, to take any and all such action as any such officer may deem necessary or appropriate in order to cause the effectiveness of the Amended Articles including, without limitation, the filing thereof with the Secretary of State of the State of California.

Omnibus Resolution

RESOLVED, that each officer and any director of the Company, each with the full power to act alone, be, and each hereby is, authorized, directed and empowered, in the name and on behalf of the Company, to carry out and fully perform the terms and provisions of the foregoing resolutions, and to execute, deliver and, where called for, affix the seal of the Company to any required consents, agreements, certificates, instruments and other documents and to make all such payments to carry into effect the foregoing resolutions, ail such action heretofore taken being hereby ratified, confirmed and approved as the acts and deeds of the Company.

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The undersigned shareholder is signing this consent with respect to all shares of the Company’s capital stock held by such shareholder.

This consent shall have the same force and effect as the vote of the undersigned shareholder, shall be filed in the minute book of the Company and shall become a part of the records of the Company.

SHAREHOLDER:

By:	/s/ John Strisower
Name:	John Strisower
Title:	Founder/CEO

Dated:	August 31, 2015

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION